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                                                                     EXHIBIT 5.1
                            [ROPES & GRAY LETTERHEAD]

                                January 28, 2000

Eastern Enterprises
9 Riverside Road
Weston, MA 02493

Re:  Eastern Enterprises

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of certain shares of Common Stock, $1.00 par value (the "Shares"), of Eastern Enterprises, a Massachusetts business trust (the "Company"), to be issued pursuant to an Agreement and Plan of Reorganization dated as of July 14, 1999, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated as of November 4, 1999 (the "Merger Agreement"), by and among the Company, EE Acquisition Company, Inc., a New Hampshire corporation, and EnergyNorth, Inc., a New Hampshire corporation.

     We have acted as counsel for the Company in connection with the Merger Agreement and the proposed issuance of the Shares thereunder. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of, compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and delivered in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein.

     It is understood that this opinion is to be used only in connection with the Registration Statement while it is in effect and may not be relied upon for any other purpose.

                              Very truly yours,

                              /s/ ROPES & GRAY

                              Ropes & Gray